Filed Pursuant to Rule 433
Dated May 12, 2008
Registration Statement No. 333-132513-01
Supplementing Prospectus Supplement Dated May 12, 2008 and
Prospectus dated March 17, 2006

$800,000,000 6.125% NOTES DUE 2018

Issuer:	Simon Property Group, L.P.
Type:	SEC Registered
Size:	$800,000,000
Maturity:	May 30, 2018
Coupon (Interest Rate):	6.125%
Benchmark Treasury:	3.875% due 5/2018
Benchmark Treasury Price and Yield:	100-22+; 3.790%
Spread to Benchmark Treasury:	2.35% (235 basis points)
Yield to Maturity:	6.140%
Expected Ratings (S&P / Moody’s):	A- (stable) / A3 (stable)
Interest Payment Dates:	May 30 and November 30, commencing November 30, 2008
Day Count Convention:	30 / 360
Redemption Provision:	Make-whole call at any time based on U.S. Treasury + 0.40% (40 basis points) or at par on or after 90 days prior to May 30, 2018
Price to Public:	99.886%
Settlement Date:	T+5; May 19, 2008
Denominations:	$2,000 x $1,000
CUSIP; ISIN:	828807BZ9; US828807BZ98
Joint Bookrunners:	Banc of America Securities LLC; Citigroup Global Markets Inc.; Deutsche Bank Securities Inc.; Goldman, Sachs & Co.

This communication is intended for the sole use of the person to whom it is provided by the issuer.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling  (i) Banc of America Securities LLC toll-free at (800) 294-1322, (ii) Citigroup Global Markets Inc. toll-free at (877) 858-5407, (iii) Deutsche Bank Securities Inc. toll-free at (800) 503-4611, or (iv) Goldman, Sachs & Co. toll-free at (866) 471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.